EXHIBIT 99.4(a)(a)(y)

              ENDORSEMENT APPLICABLE TO NON-QUALIFIED CONTRACTS

The term "Contract" as used in this Endorsement applies either to a Contract or Certificate.

This Endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein. The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below. In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

1.   PART I  - DEFINITIONS

The following is added at the end of the definition of OWNER:

If the Successor Owner is a joint owner as shown in the Data Pages, the Owner and joint owner possess an undivided interest in the rights of the entire Contract and must act jointly in exercising any ownership rights. Except for purposes of "Owner Death Distribution Rules" or as otherwise indicated, any reference to "you" and "your" in the Contract will apply to both of the Owner and the joint owner. A joint owner must be the Successor Owner. A joint owner may not designate a new Successor Owner upon the death of the Owner. Joint ownership rights do not survive the joint owner's death.

2.   PART VI  - PAYMENT UPON DEATH

The following is added at the end of SECTION 6.01 BENEFICIARY:

Where a Contract is owned by a Non-Natural Owner which is a Living Trust, and at the time of the Annuitant's death, the Annuitant's spouse is the sole beneficiary of the trust, the trustee as Owner of the Contract may request that the spouse be substituted as Annuitant as of the date of the original Annuitant's death. No further change of Annuitant will be permitted. A Living Trust is a trust that meets the following conditions: (i) it is revocable at any time by the grantor, (ii) the grantor has exclusive control of the trust, (iii) no person other than the grantor has any interest in the trust during the grantor's lifetime, and (iv) the grantor's spouse is the sole beneficiary of the trust.

If the Contract was purchased as a Single Life Contract, this substitution does not make it a Joint Life Contract.



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3.   The following is added at the end of PART VI-PAYMENT UPON DEATH:

SECTION 6.04  OWNER DEATH DISTRIBUTION RULES UNDER SECTION 72(S) OF THE CODE

Section 72(s) of the Code requires that where any annuity contract owner dies on or after the annuity starting date and before the entire interest in the annuity contract has been distributed, the remaining portion of the interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death. Section 72(s) of the Code also requires that where any annuity contract owner dies before the annuity starting date, the entire interest in the annuity contract must be distributed within five years after the owner's death as described in Section 72(s)(1)(B) of the Code. If the beneficiary is an individual, in the alternative, payments must begin within one year after the owner's death as a life annuity or installment option for a period of not longer than the life expectancy of the individual beneficiary as described in Section 72(s)(2) of the Code. However, if the beneficiary is the owner's surviving spouse, no payments of the owner's interest in the annuity contract are required until after the surviving spouse's death. If the owner is non-natural, then the death of the annuitant triggers the required payment. See "Last Applicable Death," described in "Effect of Death" Section of the Guaranteed Withdrawal Benefit for Life Rider.

The following applies to payments after the "Last Applicable Death" and before a supplementary contract has been issued:

Any Death Benefit applied as an Annuity Benefit in Part VII will be paid out over the life of the Beneficiary or for a period not exceeding the Beneficiary's life expectancy (such payments must begin no later than one year after the Last Applicable Death), and any Death Benefit that is not applied as an Annuity Benefit in Part VII will be paid out within five years of the Last Applicable Death.

The following applies to payments on the Last Applicable Death after a supplementary contract has been issued:

If the Last Applicable Death occurs after a supplementary contract has been issued, any payments will continue to be made pursuant to the terms of the supplementary contract.

OWNER DEATH DISTRIBUTION RULES--EXCEPTION TO PAYMENT OF DEATH BENEFIT IN A SINGLE SUM

Under either of the following two alternative circumstances, the Death Benefit described in Section 6.02 will not be paid in a single sum at the Last Applicable Death and before a supplementary contract has been issued and the coverage under the Contract (not including the Guaranteed Withdrawal Benefit for Life Rider) will continue as described in paragraphs (1) or (2) below, whichever is applicable.


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(1)      If you are married at the time of your death and the only person named as your Beneficiary under Section 6.01 is your surviving spouse, and your surviving spouse elects Spousal Continuation under your Contract, then no Death Benefit would be paid under the Contract until after your surviving spouse's death. Upon your surviving spouse's election to continue the Contract, the Annuity Account Value of the Contract will be reset, as of the date we receive the Beneficiary Requirements described in Section 6.02, to equal the greater of (i) the Annuity Account Value or (ii) the Guaranteed Minimum Death Benefit. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. The surviving spouse who elects to continue the Contract may not make any Contributions to the Contract.

(2) If a named Beneficiary who is an individual elects to become a "Continuation Beneficiary", under the "NQ Beneficiary Continuation Option" described below in this Endorsement.

OWNER DEATH DISTRIBUTION RULES--"NQ BENEFICIARY CONTINUATION OPTION"

Where the Last Applicable Death occurs before a supplementary contract has been issued and a Death Benefit is therefore payable, the terms of the NQ Beneficiary Continuation Option are as follows:

(i) Only an individual Beneficiary is eligible to elect to continue coverage under the Contract as a "Continuation Beneficiary" under the NQ Beneficiary Continuation Option.

(ii) The Continuation Beneficiary will automatically become the successor Annuitant with respect to that individual's portion of the interest in the Contract.

(iii) We must receive an eligible individual's election to continue coverage under the Contract as a "Continuation Beneficiary" under the NQ Beneficiary Continuation Option at our Processing Office within nine
         (9) months after the Last Applicable Death and before the individual's share of the Death Benefit or interest in the Contract, as applicable, is paid out in any manner inconsistent with that individual's election to continue the Contract under the NQ Beneficiary Continuation Option.

(iv) If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements, then we will reset such Annuity Account Value to equal such Guaranteed Minimum Death Benefit, and the Continuation Beneficiary's share of the interest in the Contract will be determined after any such reset.





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(v)      The Continuation Beneficiary cannot make any additional Contributions to the Contract.

(vi) The Continuation Beneficiary may transfer amounts among the Variable Investment Options with respect to the Continuation Beneficiary's share of the interest in the Contract.

(viii) The Continuation Beneficiary may not assign his/her share of the interest in the Contract.

(ix) Distributions to the Continuation Beneficiary will be made in accordance with the Continuation Beneficiary's election.

         If the Continuation Beneficiary elects to take distribution of his/her share of the interest in the Contract as described in Section 72(s)(2) of the Code above in this Endorsement, payments will be made at least annually from his/her share of the interest in the Contract over a period not extending beyond the life expectancy of the Continuation Beneficiary. The first such payment must be no later than one (1) year after the date of the Last Applicable Death.

         The Continuation Beneficiary may alternatively elect to take distribution of his/her share of the interest in the Contract within
         (5) five years of the Last Applicable Death as described in Section 72(s)(1)(B) of the Code above in this Endorsement.

(x) Withdrawal Rights. Withdrawals from his/her share of the interest in the Contract made by a Continuation Beneficiary under the NQ Beneficiary Continuation Option are not subject to a Withdrawal Charge.

         If the Continuation Beneficiary has elected to take distribution of his/her share of the interest in the Contract within (5) five years of the Last Applicable Death as described in Section 72(s)(1)(B) of the Code above in this Endorsement, the Continuation Beneficiary may withdraw any portion of his/her share of the interest in the Contract at any time, with any amount of his/her share of the interest in the Contract remaining to be paid fully on the fifth anniversary of the Last Applicable Death.

         If the Continuation Beneficiary has elected to take distribution of his/her share of the interest in the Contract as described in Section 72(s)(2) of the Code above in this Endorsement, the Continuation Beneficiary must choose between two withdrawal options at the time the Continuation Beneficiary makes the NQ Beneficiary Continuation Option election.

         Under "Withdrawal Option 1", the Continuation Beneficiary may withdraw the entire remaining amount of his/her share of the interest in the Contract at any time, with payments to the Continuation Beneficiary ceasing.


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         Under "Withdrawal Option 2," the Continuation Beneficiary may withdraw any portion of his/her share of the interest in the Contract at any time. Payments will continue to be made to the Continuation Beneficiary as described in Section 72(s)(2) of the Code above in this Endorsement, from his/her share of the interest in the Contract, as reduced by the withdrawal.

(xi) Death of the Continuation Beneficiary. Upon the Continuation Beneficiary's death, we will make a single sum payment of any of his/her remaining share of the interest in the Contract to the person designated by the deceased Continuation Beneficiary to receive any such payment, unless the person designated by the deceased Continuation Beneficiary is eligible to, and elects to, continue the payment method originally elected by the Continuation Beneficiary over any remaining life expectancy period of the Continuation Beneficiary.

4.       The following is added at the end of SECTION 6.02-PAYMENT UPON DEATH:

EFFECT OF DIVORCE ON REQUIRED PAYMENTS AT DEATH

I. If the Contract is issued as a Joint Life Contract with joint ownership rights in the Successor Owner, the Owner and Successor Owner subsequently divorce, and the Contract is not split, then the following applies on the death of the first to die of the Owner or the Successor Owner before a supplementary contract has been issued.

         A. Payments will be made to the surviving Owner or Successor Owner, not the Beneficiary. Payments will only be made to the Beneficiary if the surviving Owner or Successor Owner also dies before the entire interest in the Contract is fully distributed.

         B. As described above in this Endorsement, the entire interest in the Contract must be distributed within five years after the first death, unless the surviving Owner or Successor Owner elects to take the alternative payments in the form of a life annuity or installment option for a period of not longer than life expectancy, beginning within one year after the first death. The surviving Owner or Successor Owner may elect the NQ Beneficiary Continuation Option described above in this Endorsement.

         C. If the surviving Owner or Successor Owner elects to take the entire interest in the Contract within five years after the first death, then he/she has the option to terminate the Guaranteed Withdrawal Benefit for Life Rider and the related charge on written request to us.



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         On the death of either the Owner or the Successor Owner after a supplementary contract has been issued, any payments will continue to be made pursuant to the terms of the supplementary contract to the surviving Annuitant or Joint Annuitant, not the Beneficiary. Payments will only be made to the Beneficiary if the surviving Annuitant or Joint Annuitant also dies before the entire interest in the Contract is fully distributed.

II. If the Contract is issued as a Joint Life Contract without joint ownership rights in the Successor Owner, the Owner and Successor Owner subsequently divorce, and the Contract is not split, then the following applies on the death of the Owner before a supplementary contract has been issued. (If the Successor Owner is the first to die, there is no effect on the payments.)

         A. Payments will be made to the surviving Successor Owner, not the Beneficiary.

         B. As described above in this Endorsement, the entire interest in the Contract must be distributed within five years after the Owneri-s death, unless the surviving Successor Owner elects to take the alternative payments in the form of a life annuity or installment option for a period of not longer than life expectancy, beginning within one year after the Owneri-s death. The surviving Successor Owner may elect the NQ Beneficiary Continuation Option described above in this Endorsement.

         C. If the surviving Successor Owner elects to take the entire interest in the Contract within five years after the Owneri-s death, then he/she has the option to terminate the Guaranteed Withdrawal Benefit for Life Rider and the related charge on written request to us.

         On the death of the Owner after a supplementary contract has been issued, any payments will continue to be made pursuant to the terms of the supplementary contract.



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5. The following replaces SECTION 9.05 ASSIGNMENTS, NONTRANSFERABILITY,
NONFORFEITABILITY

You may change the Owner of this Contract by written notice satisfactory to us. The change will take effect on the date you sign the notice, except that the change will not apply to any payment we make or other actions we take before we receive the notice. If you change the Owner, the Guaranteed Withdrawal Benefit for Life Rider, including any remaining Benefit Base, will terminate as of the effective date of the change, and we will stop deducting the Guaranteed Withdrawal Benefit for Life Rider Charge described in the Data Pages. However, for a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the original Annuitant or Joint Annuitant, as applicable at the time of the ownership change.

If agreed to by us, for a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the Owner or Successor Owner, as applicable, at the time of the ownership change. Family member means a member of the immediate family and other relatives. Immediate family means spouse, domestic partner, parent, child, adopted child, stepchild, brother and sister. Other relatives means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

This Contract may be assigned as collateral or security for a loan [during the first Contract Year only]. We will not be bound by an assignment unless we have received it in writing at our Processing Office and agree to it. Your rights and those of any other person referred to in this Contract will be subject to the assignment. We assume no responsibility for the validity of an assignment or for any rights or obligations between you and the Assignee.

An absolute assignment will be considered a change of ownership to the assignee.

AXA EQUITABLE LIFE INSURANCE COMPANY



/s/Christopher M. Condron                     /s/Karen Field Hazin
------------------------------------          ----------------------------------
Christopher M. Condron                        Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer          Secretary and Associate General
                                              Counsel



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